AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September 23, 2009
REGISTRATION NO. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	38-3041398
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

C. Taylor Pickett
Chief Executive Officer
Omega Healthcare Investors, Inc.
200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
(410) 427-1700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Eliot W. Robinson, Esq.
Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488
(404) 572-6600

          Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one:)

          Large accelerated filer  ☒     Accelerated filer  ☐     Non-accelerated filer  ☐     Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, $0.10 par value	6,164,617 shares	$16.98	$104,675,196.66	$5,762.05

(1)
This Registration Statement shall also cover any additional shares of common stock that become available under the Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan by reason of any stock dividend, stock split or other similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share is based upon the average of the high and low prices of Omega Healthcare Investors, Inc. Common Stock in New York Stock Exchange transactions on September 21, 2009.

(3)
On December 21, 2007, the registrant paid a filing fee of $1,593.20 in connection with the registration of 3,326,649 shares of its common stock on Form S-3, File No. 333-148246. 164,617 shares of common stock covered by the prior registration statement are included in this registration statement on Form S-3 and $78.83, a portion of the filing fee paid in connection with the shares from the prior registration statement, is being carried forward pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, to offset the $5,840.88 filing fee currently due.

PROSPECTUS

DIVIDEND REINVESTMENT AND
COMMON STOCK PURCHASE PLAN

6,164,617 shares of common stock

          We are offering shares of our common stock through our Dividend Reinvestment and Common Stock Purchase Plan, or the Plan. Please read this prospectus carefully and keep it for future reference. If you have any questions about the Plan, please call the Plan administrator at (800) 519-3111.

          The Plan provides you with a convenient way to purchase shares of our common stock. Some of the significant features of the Plan are as follows:

●
If you are an existing stockholder, you may purchase additional shares of our common stock by electing to automatically reinvest all or any part of the cash dividends paid on your shares of our common stock. You may also purchase additional shares of our common stock by making optional cash purchases of $50 to $6,250 in any calendar month, for an annual maximum of $75,000. Optional cash purchases in excess of these limits may only be made with our prior written consent.

●
If you are not an existing stockholder, you may make an initial cash purchase of common stock of at least $250 with a maximum of $6,250. Initial investments in excess of this limit may only be made with our prior written consent.

●	At our direction, the Plan administrator will purchase shares of our common stock for the accounts of Plan participants in one of the following manners:

	●	directly from us,

	●	in the open market, or

	●	in negotiated transactions with third parties.

●
Common stock purchased directly from us will be priced at the market price less a discount ranging from 0% to 5%, determined from by us time to time in accordance with the terms of the Plan. This discount applies to optional cash purchases and reinvested dividends. No discount will be available for common stock purchased in the open market or in privately negotiated transactions.

          Participation in the Plan is voluntary. Eligible persons may join the Plan at any time by following the procedures described in this prospectus. Plan participants may terminate their participation in the Plan at any time by properly notifying the Plan administrator. If you do not elect to participate in the Plan, you will continue to receive cash dividends on shares registered in your name, if and when declared by our Board of Directors.

          Shares of our common stock are traded on the New York Stock Exchange, or NYSE, under the symbol “OHI.” The closing price of our common stock on September 21, 2009 was $16.88 per share.

          Investing in our common stock and participating in the Plan involves various risks. See “Risk Factors” on page 3 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2009.

          We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus and any prospectus supplement, or to make representations as to matters not stated in this prospectus and any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or our solicitation of an offer to buy any securities other than the registered securities to which they relate. This prospectus and any prospectus supplement do not constitute an offer to sell or our solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this prospectus or any prospectus supplement at any time does not create an implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

SUMMARY OF THE PLAN

          The following summary of our Dividend Reinvestment and Common Stock Purchase Plan may omit certain information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus before you decide to participate in the Plan.

Enrollment:
Registered Stockholders. If you are currently a registered holder of our common stock, you may join the Plan through the Plan administrator’s website at www.computershare.com/investor, or by completing and signing an Enrollment Form and returning it to the Plan administrator.

Beneficial Owners. If you are currently a beneficial owner of our common stock, you must contact your bank, broker or other nominee to arrange participation in the Plan on your behalf.

New Investors. If you do not currently own shares of our common stock, you may join the Plan through the Plan administrator’s website at www.computershare.com/investor, or by completing and signing an Initial Enrollment Form and returning it to the Plan administrator.

Reinvestment of Dividends:
You will be able to purchase additional shares of our common stock by reinvesting your cash dividends on all or a portion of your shares of our common stock, without paying fees. There is no minimum or maximum limitation on the amount of dividends you may reinvest.

Optional Cash Purchases:
As a participant in the Plan, you may purchase additional shares of common stock by making optional cash purchases of $50 to $6,250 in any calendar month, for an annual maximum of $75,000. Optional cash purchases of our common stock in excess of this maximum may only be made pursuant to a written request for waiver and with our prior written consent.

Sources of Shares:
We may sell newly issued shares directly to the Plan administrator or instruct the Plan administrator to purchase shares in the open market or through privately negotiated transactions, or elect a combination of these alternatives.

Purchase Price:
The purchase price for newly issued shares of common stock purchased directly from us will be the market price less a discount ranging from 0% to 5%, determined from time to time by us in accordance with the terms of the Plan. This discount applies to optional cash purchases and reinvested dividends. No discount will be available for common stock purchased in the open market or in privately negotiated transactions.

Automatic Investments:	You may make optional cash purchases of our common stock by authorizing monthly automatic deductions from your designated U.S. bank account.

Current Plan Participants:
If you are currently participating in our Plan, you will automatically continue to be enrolled in the Plan without having to submit a new Enrollment Authorization Form. Your participation in the Plan will continue unless you affirmatively withdraw from the Plan. You may also change your dividend election at any time.

Tracking your Investment:
You will receive periodic statements reflecting all current activity in your Plan accounts, including purchases, sales and latest balances. You may also view year-to-date activity in your Plan account, as well as activity in prior years, by accessing your Plan account at the Plan administrator’s website at www.computershare.com/investor.

Administration:
Computershare Trust Company, N.A., referred to in this prospectus as “Computershare” or the “Plan administrator,” administers the Plan. You may correspond with the Plan administrator at: P.O. Box 43078, Providence, RI 02940-3078. You may call the Plan administrator at 1-800-519-3111. You can also visit Computershare’s website at www.computershare.com/investor.

          Participation in the Plan is voluntary, and you may terminate your participation at any time. Once enrolled, your participation in the Plan will continue unless you affirmatively withdraw from the Plan. You may also change your dividend election at any time. Those holders of shares of our common stock who do not wish to participate in the Plan will receive cash dividends if and when declared by our Board of Directors.

ABOUT THIS PROSPECTUS

          This document is called a prospectus and is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. This prospectus provides you with a description of the Plan and the securities we may offer thereunder. As permitted by SEC rules, this prospectus omits various information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. The registration statement can be obtained from the SEC as described below under the heading “Where You Can Find More Information.” You should read this prospectus, including the information incorporated herein by reference (see “Incorporation of Certain Documents by Reference”), and the other information described below under the heading “Where You Can Find More Information.”

          Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

          Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “we,” “us,” “our” or similar references mean Omega Healthcare Investors, Inc., a Maryland corporation, and its subsidiaries, and (ii) all references in this prospectus to “stock,” “our stock,” “Omega stock,” “your stock,” “shares,” or “Omega shares” refer to our common stock.

RISK FACTORS

          Investment in our common stock involves risk. Before choosing to participate in the Plan and acquiring any shares of our common stock offered pursuant to this prospectus, you should carefully consider the risks of an investment in the Company set forth under the caption “Risk Factors” included in our Annual Reports on Form 10-K and updated in our Quarterly Reports on Form 10-Q, which reports are incorporated herein by reference. In the future, you should also carefully consider the disclosures relating to the risks of an investment in the Company contained in the reports or documents we subsequently file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which reports and documents will deemed to be incorporated by reference into this prospectus upon their filing. See “Incorporation of Certain Documents by Reference” and “Forward-Looking Statements, Reimbursement Issues and Other Factors Affecting Future Results.”

          The risks and uncertainties described in the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS, REIMBURSEMENT ISSUES AND OTHER FACTORS
AFFECTING FUTURE RESULTS

          This prospectus may contain forward-looking statements within the meaning of the federal securities laws. These statements relate to, without limitation, our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements other than statements of historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology including, but not limited to, terms such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. These statements are based on information available on the date of this prospectus and only speak as to the date hereof and no obligation to update such forward-looking statements should be assumed. Our actual results may differ materially from those reflected in the forward-looking statements contained herein as a result of a variety of factors, including, among other things:

i)	those items discussed under the heading “Risk Factors” in Item 1A and elsewhere in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q;
ii)	uncertainties relating to the business operations of the operators of our assets;
iii)	our ability to manage, re-lease or sell any owned and operated facilities;
iv)	the availability and cost of capital;
v)	our ability to maintain credit ratings;
vi)	competition in the financing of healthcare facilities;
vii)	regulatory and other changes in the healthcare sector;
viii)	changes in the financial position of our operators;
ix)	changes in interest rates;
x)	the amount and yield of any additional investments;
xi)	changes in tax laws and regulations affecting real estate investment trusts;
xii)	our ability to maintain our status as a real estate investment trust;
xiii)	the potential impact of a general economic slowdown on governmental budgets and healthcare reimbursement expenditures; and
xiv)	the effect of the recent financial crisis and severe tightening in the global credit markets.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov, as well as on our website at http://www.omegahealthcare.com. You may inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to our other filings with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009;

●	our quarterly report filed on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

●	our quarterly report filed on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 6, 2009;

● the description of our common stock contained in our initial Registration Statement on Form 8-A, filed with the SEC on August 4, 1992, and any amendments or reports filed for the purpose of updating that description;

●	our current reports* on Form 8-K, filed with the SEC on February 10, 2009, June 2, 2009, June 15, 2009, and July 6, 2009; and

● our definitive proxy statement on Schedule 14A, relating to the annual meeting of stockholders held on May 21, 2009, filed with the SEC on April 20, 2009.

*
We are not incorporating and will not incorporate by reference into this prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

          All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of our securities as described in this prospectus will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

          We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of any person, a copy of any or all the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, MD 21030
Attn: Chief Financial Officer
(410) 427-1700

OUR COMPANY

          We are a self-administered real estate investment trust, or a REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities and, to a lesser extent, assisted living facilities, rehabilitation and acute care facilities. We have historically financed investments through borrowings under our revolving credit facilities, private placements or public offerings of our debt or equity securities, the assumption of secured indebtedness, or a combination of these methods.

          Our portfolio of investments, as of June 30, 2009, consisted of 255 healthcare facilities located in 28 states and operated by 25 third-party operators. This portfolio was made up of:

●	226 skilled nursing facilities (“SNFs”);

●	seven (7) assisted living facilities (“ALFs”);

●	two (2) rehabilitation hospitals; and

●	two (2) independent living facilities (“ILFs”) all of which are owned and leased to third parties.

          In addition, we have fixed rate mortgages on nine (9) SNFs with non-affiliated third party operators; two (2) SNFs owned and operated and one (1) closed SNF currently held for sale.

          As of June 30, 2009, our gross investments in these facilities, net of impairments and before reserve for uncollectible loans, totaled approximately $1.5 billion. In addition, we also held miscellaneous investments of approximately $30 million at June 30, 2009, consisting primarily of secured loans to third-party operators of our facilities.

          We were incorporated in the State of Maryland on March 31, 1992.

THE PLAN

          The following discussion, in question and answer format, explains the provisions of the Plan. If you do not wish to participate in the Plan, you will receive cash dividends on your shares of our common stock, if and when declared by our Board of Directors. The timing and amount of future dividends, if any, will depend on our earnings, our cash requirements, our financial condition, applicable government regulations and other factors deemed relevant by our Board of Directors. Please also refer to the section below entitled “Plan of Distribution.”

1.       What is the purpose of the Plan?

          The purpose of the Plan is to provide our stockholders and investors with a convenient and economical way to purchase shares of our common stock and to reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan is designed to promote ownership among stockholders who are committed to investing a minimum amount, holding their shares in direct form and building share ownership over time. Also, because the shares of common stock purchased under the Plan may be acquired directly from us, we may receive additional equity funds, which will be added to our general funds and will be used for general corporate purposes. Please also refer to the section below entitled “Use of Proceeds.”

2.       Who administers the Plan for the participants?

          Computershare Trust Company, N.A., referred to in this prospectus as “Computershare” or the “Plan administrator,” administers the Plan, holds shares of common stock acquired under the Plan, keeps records, sends statements of activity to participants, and performs other duties related to the Plan.

          You may contact the Plan administrator in any of the following ways:

By telephone:

Toll Free: (800) 519-3111

An automated telephone system is available 24 hours a day, seven days a week. Customer service representatives are available from 9:00 a.m. to 5:00 p.m., Eastern Time, each business day. If you reside outside the United States and Canada you may contact the Plan administrator at (781) 575-2724.

Telecommunications device
for the hearing impaired:

TDD: (800) 952-9245

Internet:

          Unless you are participating in the Plan through your bank, broker or other nominee, you can obtain information about your Plan account through the Internet at the Plan administrator’s website at www.computershare.com/investor. On the website, you can access your share balance, sell shares, request a stock certificate and obtain online forms and other information about your Plan account. To gain access, you will require a password, which is included on your dividend statement. You may also request your password by calling (800) 519-3111.

In writing:

Computershare
Attn: Omega Healthcare Investors, Inc.
Dividend Reinvestment Plan
P.O. Box 43078
Providence, Rhode Island 02940-3078

          Please reference Omega Healthcare Investors, Inc. and your account number in all correspondence. When corresponding with the Plan administrator, we suggest that you give your daytime telephone number and area code.

3.       What are the advantages of the Plan?

●	There are no fees or brokerage commissions on purchases, and we will bear the expenses for open market purchases.

●	Participation is voluntary and automatic. All or any part of your quarterly stock dividends may be reinvested.

●	The automatic reinvestment of dividends will enable you to add to your investment in our company in a timely and systematic fashion.

●
In addition to being able to reinvest your dividends, if you are an existing stockholder, you may purchase additional shares of our common stock by making optional cash purchases of $50 to $6,250 per calendar month. These optional cash purchases may be made occasionally or at regular intervals, subject to the restrictions described herein. You may make optional cash purchases even if dividends on your shares are not being reinvested under the Plan. We may waive the maximum in our sole discretion and permit a larger investment.

●
If you are not presently one of our stockholders, you may become a participant in the Plan by making an initial cash investment in our common stock of not less than $250 and not more than $6,250. We may waive this maximum, in our sole discretion, and permit a larger investment.

●
The purchase price for newly issued shares of our common stock purchased directly from us either through dividend reinvestment or optional cash purchases may be issued at a discount from the market price. We will periodically establish a discount rate ranging from 0% to 5%.

●
You may purchase fractional shares of our common stock under the Plan. This means that you may fully invest your dividends and any optional cash purchases. Dividends will be paid on the fractional shares of our common stock which also may be reinvested in additional shares.

●	You may direct the Plan administrator to transfer, at any time and at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person.

●
You can avoid the need of holding your stock certificates by submitting them to the Plan administrator for safekeeping. By depositing your stock certificates, you do not have to worry about them being lost or stolen. The shares will be credited to your Plan account in “book-entry” form.

●
You or any other person that is a holder of record of shares of our common stock may direct the Plan administrator to sell, via batch order or market order, or transfer all or a portion of your shares held in the Plan.

●
You will receive periodic statements reflecting all current activity in your Plan accounts, including purchases, sales and latest balances, to simplify your record keeping. You may also view year-to-date activity in your Plan account, as well as activity in prior years, by accessing your Plan account at the Plan administrator’s website at www.computershare.com/investor.

4.       What are the disadvantages of the Plan?

●
Cash dividends that you reinvest will be treated for federal income tax purposes as a dividend received by you on the date we pay dividends and may create a liability for the payment of income tax without providing you with immediate cash to pay this tax when it becomes due.

●
We may, without giving you prior notice, change our determination as to whether the Plan administrator will purchase shares of our common stock directly from us, in the open market or in privately negotiated transactions from third parties, which in turn will affect whether such shares will be sold to you at a discount. We will not, however, change our determination more than once in any three-month period. You will not know the actual number of shares purchased in any month on your behalf under the Plan until after the applicable investment date.

●
You will have limited control regarding the timing of sales under the Plan. Because the Plan administrator will effect sales under the Plan only as soon as practicable after it receives instructions from you, you may not be able to control the timing of sales as you might for investments made outside the Plan.

●
The market price of the shares of our common stock may fluctuate between the time the Plan administrator receives an investment instruction and the time at which the shares of our common stock are sold. Because purchases under the Plan are only made as of the dividend payment date, in the case of dividends, or the applicable investment date, in the case of optional cash purchases, you have no control over the timing of your purchases under the Plan.

●	No discount will be available for shares acquired in the open market or in privately negotiated transactions.

●
While a discount from market prices of up to 5% may be established for a particular month for shares purchased directly from us, a discount for one month will not insure the availability of a discount or the same discount in future months. Each month we may, without giving you prior notice, change or eliminate the discount. Further, in no event may we issue shares at a price less than 95% of the market price of our common stock on the date of issuance.

●	Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan.

●
Your investment in the shares of common stock held in your account is no different than a direct investment in shares of our common stock. You bear the risk of loss and the benefits of gain from market price changes for all of your shares of common stock. Neither we nor the Plan administrator can assure you that shares of our common stock purchased under the Plan will, at any particular time, be worth more or less than the amount you paid for them.

5.       Who pays the expenses of the Plan?

          We will pay all day-to-day costs of the administration of the Plan. You will be charged a service fee of $25 for each requested market order sale and a processing fee of 0.12 per each whole share and fraction sold, which includes the applicable brokerage commissions the Plan administrator is required to pay. You will be charged a service fee of $15 for each requested batch order sale and a processing fee of $0.12 per each whole share and fraction sold, which includes the applicable brokerage commissions the Plan administrator is required to pay. We will pay for all applicable fees (including any brokerage commissions the Plan administrator is required to pay) associated with your purchases under the Plan.

6.       Who is eligible to participate in the Plan?

          A “registered stockholder” (a stockholder whose shares of common stock are registered in our stock transfer books in his or her name) or a “beneficial owner” (a stockholder whose shares of common stock are registered in a name other than his or her name; for example, in the name of a broker, bank or nominee) may participate in the Plan. In addition, an interested investor that is not a stockholder may participate in the Plan by making an initial cash investment of at least $250. For further instructions, please see Question 7 below.

7.       How do I enroll in the Plan?

          Registered Stockholders. After reading our prospectus, if you are a registered stockholder of our common stock, you may join the Plan through the Plan administrator’s website at www.computershare.com/investor, or by completing and signing an Enrollment Form and returning it to the Plan administrator.

          Beneficial Owners. If you are a beneficial owner and wish to join the Plan, you must contact your bank, broker or other nominee to arrange participation in the Plan on your behalf. To facilitate participation by beneficial owners, we have made arrangements with the Plan administrator to reinvest dividends and accept optional cash investments under the stock purchase feature of the Plan by registered stockholders such as brokers, banks and other nominees, on behalf of beneficial owners.

          Alternatively, if you are a beneficial owner of our common stock, you may simply request that the number of shares of our common stock you wish to enroll in the Plan be re-registered by the bank, broker or other nominee in your own name as record stockholder. You can then directly participate in the Plan as described above. You should contact your bank, broker or nominee for information on how to re-register your shares.

          New Investors. If you do not currently own shares of our common stock, you may join the Plan in either of the following ways:

●
Going to the Plan administrator’s website at www.computershare.com/investor, and following the instructions provided for opening a Plan account online. You will be asked to complete an Online Initial Enrollment Form and to submit an initial optional cash purchase between $250 and $6,250. To make an initial optional cash purchase you may authorize a one-time online bank debit from your U.S. bank account or you may authorize a minimum of five (5) consecutive monthly automatic deductions of at least $50 each from your U.S. bank account.

●
Completing and signing an Initial Enrollment Form and submitting an initial investment in the amount between $250 and $6,250. To make an initial optional cash purchase in this manner, you may enclose a check, payable in U.S. funds and drawn against a U.S. bank, to “Computershare,” or you may complete the enclosed direct debit authorization form and authorize a minimum of five consecutive monthly automatic deductions of at least $50 each from your U.S. bank account and follow the instructions provided. New investors should note that their initial investment will apply towards the annual maximum of $75,000 for optional cash purchases.

New investors choosing to make their initial optional cash purchase through automatic monthly deductions should note that the automatic monthly deductions will continue indefinitely beyond the initial investment unless the Plan administrator is notified to discontinue such deductions. Please see Question 12 for further information on optional cash purchases.

          Those holders of our common stock who do not wish to participate in the Plan will continue to receive cash dividends in the usual manner.

8.       What does the Enrollment Form provide?

          The Enrollment Form appoints the Plan administrator as your administrator for purposes of the Plan and directs the Plan administrator to apply to the purchase of additional shares of common stock all of the cash dividends on the specified number of shares of our common stock owned by you on the applicable record date and designated by you to be reinvested through the Plan.

          The Enrollment Form also directs the Plan administrator to purchase additional shares of our common stock with any optional cash purchases that you may elect to make. By checking the appropriate box on the Enrollment Form, you indicate which features of the Plan you will use.

          Full Reinvestment of Dividends. Select this option if you wish to reinvest the dividends on all our common stock registered in your name as well as on all common stock credited to your Plan account. Selecting this alternative also permits you to make monthly optional cash purchases; however, you must still comply with the other requirements for making optional cash investments.

          Partial Reinvestment of Dividends. Select this option if you wish to receive cash dividends on the number of shares that you designate from those credited to your Plan account and those registered in your name. The Plan administrator will apply the dividends paid on any remaining shares to the purchase of additional shares of our common stock, which will then be credited to your Plan account. Selecting this alternative also allows you to make monthly optional cash purchases; however, you must still comply with the other requirements for making optional cash purchases.

          All Cash (No Dividend Reinvestment). Select this option if you do not wish to have the cash dividends paid on the shares credited to your Plan account and those registered in your name be reinvested, but rather sent to you by check or through direct deposit to your U.S. bank account. Selecting this alternative still allows you to make monthly optional cash purchases; however, you must still comply with the other requirements for making optional cash purchases.

9.       How can I change my method of participation or discontinue dividend reinvestment?

          You may change your method of participation at any time by:

●	accessing your Plan account through the Internet at the Plan administrator’s website at www.computershare.com/investor;

●	calling the Plan administrator at (800) 519-3111;

●	submitting a newly executed Enrollment Form to the Plan administrator; or

●	writing to the Plan administrator at the address listed in Question 2.

          If you do not make an election on your Enrollment Form, the Plan administrator will reinvest all dividends paid on your shares. Any change in the number of shares with respect to which the Plan administrator is authorized to reinvest dividends must be received by the Plan administrator prior to the record date for a dividend to permit the new number of shares to apply to that dividend. For each method of dividend reinvestment, cash dividends will be reinvested on all shares other than those designated for payment of cash dividends in the manner specified above until you specify otherwise or withdraw from the Plan altogether, or until the Plan is terminated.

          You may discontinue reinvestment of cash dividends under the Plan at any time by accessing your Plan account through the Internet at the Plan administrator’s website at www.computershare.com/investor, by calling the Plan administrator at (800) 519-3111, or by written notice to the Plan administrator at the address listed in Question 2.

          If a notice to discontinue is received by the Plan administrator after the dividend record date for a dividend payment, the Plan administrator in its sole discretion may either pay such dividend in cash or reinvest it in shares on behalf of the discontinuing Plan participant. If such dividend is reinvested, the Plan administrator may sell the shares purchased less any fees and any applicable costs of sales. After processing your request to discontinue dividend reinvestment, any shares credited to your Plan account will continue to be held in “book-entry” form. Dividends on all of your shares will be paid in cash.

10.     When will my participation in the Plan begin?

          Your participation in the dividend reinvestment portion of the Plan will commence on the next date we pay dividends, provided the Plan administrator receives your Enrollment Form before the record date for the payment of the dividend.

          Your participation in the optional cash purchase portion of the Plan will commence on the next investment date, which will be the 15th calendar day of the month (unless there are no trades of our common stock reported on the NYSE on the 15th calendar day, in which case the investment date will be the next trading day following the 15th calendar day of that month in which trades of our common stock are reported on the NYSE), provided that sufficient funds to be invested are received two business days immediately prior to the investment date. Should the funds to be invested arrive after the applicable optional cash investment due date, those funds will be held without interest until they can be invested on the next investment date unless you request a refund from the Plan administrator.

          Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the Plan.

11.    How many shares may be purchased by a participant during any month or year?

          Reinvested dividends are not subject to any minimum or maximum limits.

          Optional cash purchases are subject to a minimum investment of $50 and a maximum investment of $6,250 in any calendar month.

          Initial optional cash purchases by investors that are not yet one of our stockholders are subject to a minimum of $250 and a maximum of $6,250 in any calendar month.

          The maximum for optional cash purchases may be waived by us in our sole and absolute discretion. You may request a waiver of such maximum by submitting a request for waiver which we must receive at least five business days prior to the applicable pricing period. The “pricing period” is the period of time encompassing the ten consecutive trading days ending on the last trading day preceding the investment date of each month as described in Question 18.

          Optional cash purchase amounts of less than $50, or $250 in the case of an initial optional cash purchase by a non-stockholder, and, unless the maximum is waived, any optional cash purchases that exceed the maximum of $6,250 per calendar month, will be returned to you without interest.

12.     How are optional cash purchases made?

          Optional cash purchases allow you to purchase more shares than you could purchase just by reinvesting dividends. You can buy shares of our common stock each month with optional cash investments after you have enrolled in the Plan as described in Question 7 above. The Plan administrator will use your funds to purchase common stock for your Plan account on the next investment date after it receives your cash payment. If the Plan administrator does not receive your funds at least two business days prior to the next investment date, the Plan administrator will not invest your funds on the next investment date but will hold your funds for investment on the next subsequent investment date.

          You can make optional cash purchases even if you have not chosen to reinvest your cash dividends on any shares held by you. If you choose to make only optional cash purchases, we will continue to pay cash dividends when and as declared on any shares of our common stock registered in your name and those shares credited to your Plan account.

          Investment by One-Time Online Bank Debit. At any time, you may make an optional cash purchase within the Plan limits by going to the Plan administrator’s website at www.computershare.com/investor, and authorizing a one-time online bank debit from your U.S. bank account. One-time online optional cash purchase funds will be held by the Plan administrator for three business days before such funds are invested. Please refer to the online confirmation for your bank account debit date and investment date.

          Investment by Check. You may make your first optional cash purchase when you enroll by enclosing a check with the Enrollment Form. You may also make an optional cash purchase within the Plan limits by completing the Cash Investment Form attached to your Plan account statement. Checks should be made payable to “Computershare” in U.S. funds and drawn on a U.S. bank. It is also important to indicate your Plan account number on your check. Do not send cash, traveler’s checks, money orders, or third party checks for optional cash investments.

          Automatic Monthly Investments. You may also make optional cash purchases each month, within the Plan limits, by instructing the Plan administrator to arrange for automatic monthly deductions from your designated U.S. bank account.

          Automatic monthly investments may be authorized through the Internet at the Plan administrator’s website at www.computershare.com/investor, or by completing a Direct Debit Authorization Form and returning it to the Plan administrator. It takes approximately four to six weeks from the time the Plan administrator receives your authorization until your first deduction occurs.

          Once you begin making automatic monthly investments, the Plan administrator will draw funds from your designated account on the 9th calendar day of each month (or the next banking business day if the 9th calendar day is not a banking business day) and will purchase shares of common stock on that investment date. Automatic monthly investments will continue at the level you set until you instruct the Plan administrator otherwise. You can change or stop automatic monthly investments by accessing your Plan account through the Internet at the Plan administrator’s website, www.computershare.com/investor, by calling the Plan administrator at (800) 519-3111, by completing and returning a new Direct Debit Authorization Form or giving written instructions to the Plan administrator. If you wish to stop automatic monthly investments, or to change the dollar amount to be withdrawn, your request must be received at least seven business days prior to the next debit date.

          If the Plan administrator is unable to process your optional cash purchase(s) within 35 days, the Plan administrator will return the funds to you by check. No interest will be paid on funds held by the Plan administrator pending investment.

          If any optional cash purchase is returned unpaid, whether the investment was made by check or by an attempted automatic withdrawal from your U.S. bank account, the Plan administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased. The Plan administrator may sell those shares to satisfy any uncollected amount and a $25 returned funds fee. By enrolling in the Plan, you authorize the Plan administrator to deduct this fee by selling the shares from your Plan account. If the proceeds from the sale of the common stock do not satisfy the service and processing fees, uncollected balance and returned funds fee, the Plan administrator may sell additional shares from your Plan account to satisfy such fees.

13.     How do I get a refund of an optional cash purchase if I change my mind?

          You may obtain a refund of any optional cash purchase payment not yet invested by calling the Plan administrator at (800) 519-3111 and requesting a refund of your payment. The Plan administrator must receive your request for a refund not later than two business days prior to the next investment date. If the Plan administrator receives your request later than the specified date, your cash purchase payment will be applied to the purchase of shares of common stock.

14.     Will I be paid interest on funds held for optional cash purchases prior to investment?

          You will not be paid interest on funds you send to the Plan administrator for optional cash purchases. Consequently, we strongly suggest that you deliver funds to the Plan administrator to be used for investment in optional cash purchases shortly prior to but not after the applicable optional cash investment due date so that they are not held over to the following investment date. If you have any questions regarding the applicable investment dates or the dates as of which funds should be delivered to the Plan administrator, you should contact the Plan administrator through the Internet, by telephone or in writing at the address and telephone numbers specified in Question 2 above.

          You should be aware that because investments under the Plan are made as of specified dates, you may lose any advantage that you otherwise might have from being able to control the timing of an investment. Neither we nor the Plan administrator can assure you a profit or protect you against a loss on shares of common stock purchased under the Plan.

15.     When will shares be purchased under the Plan?

          The Plan administrator will credit shares of our common stock purchased with reinvested dividends to your account on the applicable “investment date” for the fiscal quarter in which the purchase is made. The Plan administrator will credit shares to your Plan account for optional cash purchases on the next “investment date” after the Plan administrator receives your cash payment.

          The investment date is the date on which shares of our common stock are purchased with reinvested dividends, initial and optional cash investments of up to $6,250 and in excess of $6,250.

          If you are reinvesting dividends declared on our common stock, the investment date is the date of payment of quarterly dividends on our common stock, or the dividend payment date, provided that if no trades of our common stock are reported on the NYSE on the date we pay dividends, or the trading day, the Plan administrator shall apply such reinvested dividends on the next trading day on which there are trades of our common stock reported on the NYSE. The record date associated with a particular dividend distribution is referred to in this prospectus as a “dividend record date.”

          It is our policy to declare quarterly distributions to the holders of common stock so as to comply with applicable sections of the Internal Revenue Code governing REITs. Subject to the foregoing, future dividends will be determined in light of our earnings, financial condition and other relevant factors.

          For initial and optional cash purchases, both within the Plan limits and pursuant to an approved request for waiver, the monthly investment date is the 15th day of the calendar month (unless the 15th calendar day is not a trading day, in which case the investment date will be the first trading day following the 15th calendar day of that month).

16.    How are shares purchased under the Plan?

          The Plan administrator may purchase shares from (i) the open market or in privately negotiated transactions, (ii) our authorized but unissued shares of our common stock, or (iii) a combination of both. There is no limit on the number of shares that the Plan administrator may purchase in the open market or pursuant to privately negotiated purchases.

          However, shares of common stock purchased by the Plan administrator for initial and optional cash purchases made above the $6,250 maximum limit with our permission will be acquired only from newly issued common stock and may not be acquired from open market purchases or privately negotiated transactions. See Question 17.

          Because we presently expect to continue the Plan indefinitely, we may authorize additional shares from time to time as necessary for purposes of the Plan.

17.     At what price will shares be purchased?

          The purchase price for shares of our common stock under the Plan depends on how you purchase the shares and on whether we issue new shares to you or the Plan obtains your shares by purchasing them in the open market or through privately negotiated transactions.

          Reinvested dividends and/or optional cash purchases under the maximum thresholds of $6,250. The purchase price for each share of common stock acquired through the Plan by the reinvestment of dividends and/or optional cash purchases of $6,250 or less per month will be equal to:

●
in the case of newly issued shares of common stock, the average of the high and low NYSE prices on the applicable investment date on which we declare dividends and/or make optional cash purchases of $6,250 or less per month less a discount ranging from 0% to 5%, provided that if no trades of our common stock are reported on the NYSE on the applicable investment date, the Plan administrator shall apply the reinvested dividends and/or optional cash purchases of $6,250 or less per month on the next trading day on which there are trades of our common stock reported on the NYSE; or

●
in the case of open market or privately negotiated transactions, the weighted average of the purchase price of all shares purchased by the Plan administrator for the Plan with reinvested dividends and/or optional cash purchases of $6,250 or less per month on the applicable investment date. Discounts are not available when shares are purchased from persons other than us.

All shares purchased under the Plan through open market purchases will be acquired as soon as practicable, beginning on the investment date and will be completed no later than 30 days from such date for reinvestment of dividends and 35 days from such date for optional cash investments, except where completion at a later date is necessary or advisable under any applicable federal securities laws. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter-market or in negotiated transactions and may be subject to such terms with respect to price, delivery, etc. to which the Plan administrator may agree. Neither we nor the Plan participant shall have any authority or power to direct the time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

          Optional cash purchases made above the $6,250 per month maximum limit with our permission. If we elect to allow you to purchase in excess of $6,250 in any calendar month, the price will be equal to the average of the daily high and low NYSE prices for each of the 10 trading days immediately preceding the applicable investment date, or the daily average price, less a discount ranging from 0% to 5%.

          All shares of common stock purchased in excess of the maximum limit will be newly issued, and no shares will be acquired in open market purchases or in privately negotiated transactions. Purchases made in excess of the maximum limit may be subject to a minimum price as described below. To obtain specific information for a specific investment date, please call us at (410) 427-1700 or visit our website at www.omegahealthcare.com.

          Threshold price. We may establish a minimum or “threshold” price for optional cash purchases made with requests for waiver for any pricing period. For some pricing period’s dates, we may not establish a threshold price. At least three trading days before the first day of a pricing period we will determine whether a threshold price will be in effect, and if so, its amount. If we establish a threshold price, it will be stated as a dollar amount that the purchase price for the shares of our common stock must equal or exceed. If the price of our common stock is less than the threshold price on any trading day during the pricing period, or if no trades of our common stock are reported on the NYSE, then we will exclude that day and the trading prices for that day from the calculation of the purchase price. For example, if the minimum price is not satisfied for three of the ten days in a pricing period, then the purchase price will be based on the remaining seven days when the minimum price is satisfied. For each day during the pricing period that the minimum price is not satisfied, we will return one tenth (1/10) of each optional cash purchase made with a request for waiver to you by check, without interest, as soon as practicable after the applicable investment date. The establishment of a threshold price and the possible return of a portion of the optional cash purchase applies only to optional cash purchases made pursuant to a request for waiver.

          Setting a threshold price for a pricing period shall not affect the setting of a threshold price for any subsequent pricing period. For any particular month, we reserve the right whether or not to set a threshold price. Neither we nor the Plan administrator shall be required to provide any written notice to participants as to the threshold price for any pricing period. Participants may however ascertain whether a threshold price has been set or not set for any given pricing period by contacting us at (410) 427-1700 or visiting our website at www.omegahealthcare.com.

          Maximum discount applicable to all dividend reinvestments and optional cash purchases. Whether you are reinvesting dividends or making optional cash purchases, you may not purchase shares of our common stock on any particular trading day (whether such shares are newly issued shares or purchased by the Plan administrator in open market or privately negotiated transactions) for an amount, less any brokerage commissions, trading fees and any other costs of purchase paid by us, which is less than 95% of the average of the high and low NYSE prices on that particular trading day. In the event that shares would be purchased for an amount, less any brokerage commissions, trading fees and other costs, which is below 95% of this average, your purchase price, less any brokerage commissions, trading fees and other costs, will equal 95% of the average of the high and low NYSE prices on that day.

18.     How do I request a waiver of the purchase limitation?

          You may make optional cash purchases in excess of $6,250 during any calendar month only pursuant to a request for waiver approved by us in our sole and absolute discretion. To obtain a Request for Waiver Form, you should contact us at (410) 427-1700. Completed Requests for Waiver Forms can be sent to us by facsimile at (410) 427-8822, Attention: Chief Financial Officer, by 2:00 p.m., Eastern Time, or mailed to us at Omega Healthcare Investors Inc., 200 International Circle, Suite 3500, Hunt Valley, Maryland 21030, Attention: Chief Financial Officer. We must receive your request at least five business days before the start of the ten-day pricing period for the applicable investment date. We will promptly notify you as to whether we approved your request and the amount of your request that we approved. If your request is approved, you must send the Plan administrator a copy of our Form of Approval, together with your optional cash purchase in good funds no later than 2:00 p.m., Eastern Time, on the business day before the first day of the pricing period for the next applicable investment date. To obtain specific information for a specific investment date, please call us at (410) 427-1700 or visit our website at www.omegahealthcare.com.

          In the event that your request for waiver is not received by us on a timely basis, the waiver will not be approved for that investment date and your optional cash purchase will be limited to $6,250 for that investment date. If your request for a waiver is not timely, or if we deny your request for a waiver, the Plan administrator will refund the entire amount submitted without interest thereon. We have sole and absolute discretion to grant any approval for optional cash purchases in excess of the allowable maximum amounts.

          In deciding whether to approve or deny a request for waiver, we will consider each request on a case-by-case basis and consider various relevant factors, including, but not limited to:

●	our need for additional funds;

●	the attractiveness of obtaining the additional funds through the sale of common stock as compared to other sources of funds;

●	the purchase price likely to apply to any sale of common stock;

●
the participant submitting the request, including the extent and nature of such participant’s prior participation in the Plan, and the number of shares of our common stock held of record and/or beneficially by such participant; and

●	the aggregate amount, if any, of optional cash purchases for which requests for waiver have been submitted by all participants.

If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor those requests by any method that we determine to be appropriate. With regard to optional cash purchases made pursuant to a request for waiver, the Plan does not provide for a predetermined maximum limit on the amount that you may invest or on the number of shares that may be purchased. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders or beneficial owners of our common stock for any reason whatsoever including, without limitation, the elimination of practices that are not consistent with the purposes of the Plan.

          The Plan may also be used by us to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners (including brokers or dealers) who in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through our ability to approve requests for waiver. To the extent shares are purchased from us under the Plan, we will receive additional funds for general corporate purposes. The Plan is intended for the benefit of investors in our common stock and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of our common stock. See the section entitled “Plan of Distribution” below.

19.     How and when will we determine whether shares of common stock will be newly issued or purchased in the market, and how and when will we establish a discount?

          We may, without prior notice to you, change our determination as to whether common stock will be purchased by the Plan administrator directly from us, in the open market or in privately negotiated transactions from third parties or in a combination of both, in connection with the purchase of shares of common stock from reinvested dividends or from optional cash purchases. We will not, however, change our determination more than once in any three-month period.

          We may, in our sole discretion, establish a discount of 0% to 5% from the current market price for shares of our common stock purchased through the Plan. This discount may apply to reinvested dividends, initial optional cash purchases, optional cash purchases or any combination thereof as we may determine from time to time. If we elect to offer a discount, we will fix the discount at least three business days before the investment date with respect to dividend reinvestments, initial optional cash purchases and optional cash purchases within the Plan limits. The discount rate, if any, on optional cash investments pursuant to a request for waiver will be announced at least three business days before the first day of the pricing period. Such discounts may vary each month and may not apply uniformly to all purchases made pursuant to the Plan for that month. The discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. You may obtain the discount, if any, applicable to the next investment date by calling the Plan administrator at (800) 519-3111 or us at (410) 427-1700. You may also visit our website at www.omegahealthcare.com.

          While a discount from market prices of up to 5% may be established, the discount is subject to change from time to time and is also subject to discontinuance at our discretion at any time. We will not offer a discount for common stock purchased in the open market or in privately negotiated transactions.

20.     Will certificates be issued for share purchases?

          The Plan administrator will not issue certificates for shares that you purchase under the Plan. Your account statement will show the number of shares credited to your Plan account in “book-entry” form. This service protects against the loss, theft, or destruction of certificates evidencing shares. However, you may at any time request that the Plan administrator issue a certificate for any whole number of shares of common stock, up to the number of whole shares credited to your Plan account. You can request a certificate for some or all of your shares by accessing your Plan account through the Internet at the Plan administrator’s website at www.computershare.com/investor, by calling the Plan administrator at (800) 519-3111, or by writing to the Plan administrator at the address listed in Question 2 above. The Plan administrator will not issue certificates for fractional shares of common stock under any circumstances. If you request a certificate for all shares credited to your Plan account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market value of the shares, less any applicable fees.

          Receiving a portion of your shares in a certificate form from your Plan account does not affect your dividend reinvestment option. For example, if you authorized full dividend reinvestment, cash dividends with respect to the shares issued in certificate form will continue to be reinvested. However, if you withdraw all of your whole and fractional shares from your Plan account, your participation in the Plan will be terminated and any future dividends will be paid by check or direct deposit to your bank account.

21.     What if I have more than one Plan account?

          For purposes of the limitations discussed in this prospectus, we may aggregate all optional cash purchases for you if you have more than one Plan account which uses the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, your participation may be limited by us to only one Plan account. Also for the purpose of these limitations, all Plan accounts that we believe to be under common control or management or to have common beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and optional cash purchases for each Plan account would be consistent with the purposes of the Plan, we will have the right to aggregate all of these accounts and to return, without interest, any amounts in excess of the investment limitations.

22.     May I add shares of common stock to my Plan account by depositing stock certificates that I possess?

          You may send to the Plan for safekeeping all common stock certificates which you hold. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience if and when shares are sold through the Plan. All shares represented by certificates will be kept for safekeeping and credited to your Plan account in “book-entry” form and combined with any full and fractional shares then held by the Plan for you. If you wish to deposit your certificates of our common stock, you must mail them along with a request to the Plan administrator to hold your certificates for safekeeping. The certificates should not be endorsed. Any certificates sent to the Plan administrator should be sent registered mail or certified mail, return receipt requested, and properly insured, as you bear the risk for certificates lost or stolen in transit. You may mail certificates to the Plan administrator at the address provided in Question 2 above.

          The Plan administrator will promptly send you a statement confirming each deposit of your common stock certificates. When necessary, you can simply request that certificates be issued as your needs require.

23.     How do I sell shares of common stock in my Plan account?

          At your request you can sell some or all of the shares held in your Plan account at any time by contacting the Plan administrator. You have two choices when making a sale, depending on how you submit your sale request, as follows:

●
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Plan administrator directly at (800) 519-3111. Market order sale requests received at www.computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Plan administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

●
Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor, through Investor Centre or by calling the Plan administrator directly at (800) 519-3111. All sales requests received in writing will be submitted as batch order sales. The Plan administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the Plan administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the Plan administrator’s broker for each aggregate order placed by the Plan administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

          All per share processing fees include any brokerage commissions the Plan administrator is required to pay. All sale instructions are final when the Plan administrator receives them. Your sale instructions cannot be stopped or cancelled. The Plan administrator may, for various reasons, require a transaction request to be submitted in writing. Please contact the Plan administrator to determine if there are any limitations applicable to your particular sale request.

          You will not earn interest on funds generated from the sale of shares for the time period between the date of sale and the date on which you receive your check. The Plan administrator reserves the right to designate a broker to sell shares on the open market.

          Neither we nor any Plan participant has the authority or power to control the timing, pricing, or the selection of a broker of any shares sold. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. That is, if you send in a request for a sale, it is possible that the market price of our common stock could increase or decrease before the sale is completed. If you prefer to have control over the exact price and timing of your sale, you may, of course, choose to sell your shares yourself. Simply ask your broker to request that the Plan administrator transfer your whole book-entry shares to your brokerage account.

24.     How may I transfer all or a part of my shares held in the Plan to another person?

          You may transfer ownership of all or part of your shares held in the Plan through gift, private sale or otherwise, by mailing to the Plan administrator at the address provided in Question 2 above a properly executed stock power, along with a letter with specific instructions regarding the transfer and a Substitute Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of common stock certificates, including the requirement of a medallion signature guarantee on the stock power. The Plan administrator will provide you with the appropriate forms upon request. If you have any shares bearing a restrictive legend in your Plan account, the Plan administrator will comply with the provisions of the restrictive legend before effecting a sale or transfer of the restricted shares. All transfers will be subject to the limitations on ownership and transfer provided in our charter which are summarized below in the section entitled “Restrictions on Ownership of Shares” and which are incorporated into this prospectus by reference. If you have any questions regarding transfer requirements for shares in your Plan account, please contact the Plan administrator as specified in Question 2 above.

25.     What reports will be sent to participants in the Plan?

          You will receive a statement whenever there is activity affecting your Plan account. The statement will confirm each transaction, such as any purchase, sale, transfer, certificate deposit, share withdrawal, or dividend reinvestment. Statements will be sent promptly following each transaction. These statements are a record of your Plan account activity showing your cumulative share position and the prices for your purchases and sales of shares under the Plan. For market order sales the time of sale will be provided. The statements will also show the amount of dividends reinvested (if applicable) and any applicable fees charged for your respective transactions during that period. You should retain these statements for tax purposes.

          The final statement for each year will show all pertinent information for that calendar year, including tax-related information. The Plan administrator may charge you a fee for additional copies of your account statements.

          You may also view year-to-date transaction activity in your Plan account for the current year, as well as activity in prior years, by accessing your Plan account at the Plan administrator’s website at www.computershare.com/investor.

          The Plan administrator will also send you copies of each prospectus and any amendments or supplements to the prospectus describing the Plan. We will also send you the same information that we send to other stockholders, including annual reports, notices of stockholders’ meetings, proxy statements, and income tax reporting information.

          Any participant that participates in the Plan through a broker, bank or nominee, should contact that party for similar statements or materials.

26.     What happens if we issue a stock dividend or subscription rights, declare a stock split or make any other distribution in respect of shares of our common stock?

          All split shares, stock dividends, or any other distribution of our common stock on shares credited to your Plan account and/or on shares held by you will be credited to your Plan account with the appropriate number of shares of our common stock on the payment date. In the event that we make available to the holders of our common stock subscription rights to purchase additional shares of common stock, the Plan administrator will sell the rights accruing to all shares held by the Plan administrator for participants and apply the net proceeds of the sale to the purchase of common stock with the next monthly optional cash purchase.

27.      May shares in my account be pledged?

          You may not pledge shares credited to your or any other participant’s account and any purported pledge will be void. If you wish to pledge shares, those shares must be withdrawn from the Plan.

28.      Will I be able to vote my shares of common stock held in the Plan?

          Whole shares held in a Plan account may be voted in person or by the proxy sent to you. Fractions of shares may not be voted.

          If you return your proxy properly signed and marked for voting, all the shares covered by the proxy - those registered in your name and/or those credited to your account under the Plan - will be voted as marked. If the proxy is returned properly signed but without indicating instructions as to the manner in which your shares are to be voted with respect to any item thereon, the shares will be voted in accordance with the recommendations of our Board of Directors, as described in the applicable proxy statement. If your proxy is not returned, or if it is returned unexecuted or improperly executed, your shares will be voted only if you attend the meeting and vote in person.

29.      What are the federal income tax consequences of participating in the Plan?

          If you reinvest dividends, you will still be treated for federal income tax purposes as having received a dividend on the dividend payment date. By reinvesting dividends you will be liable for the payment of income tax on the dividends despite not receiving immediate cash dividends to satisfy the tax liability. In addition, for reinvested dividends and optional cash purchases, you will be treated generally as having received a constructive distribution, which may give rise to additional tax liability to the extent we pay brokerage commissions on your behalf or purchase shares at a discount. See the section entitled “Certain Federal Income Tax Consequences Associated with Participating in the Plan” below.

30.      Are there any limitations of liability for the company or the Plan administrator?

          Neither we nor the Plan administrator (nor any of our or its respective agents, representatives, employees, officers, directors, or subcontractors) will be liable in administering the Plan for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising from failure to terminate your Plan account upon your death prior to receipt of notice in writing of such death, with respect to the prices or times at which shares are purchased or sold for you or fluctuations in the market value of common stock. You should recognize that the prices of shares purchased under the Plan will be determined by, and subject to, market conditions, and neither we nor the Plan administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

31.      May the Plan be changed or terminated?

          We may amend, modify, suspend or terminate the Plan at any time. You will be notified by the Plan administrator in writing of any substantial modifications made to the Plan. Any amendment may include an appointment by the Plan administrator in its place of a successor Plan administrator under the terms and conditions set forth herein, in which event we are authorized to pay the successor for the account of each participant, all dividends and distributions payable on common stock held by the participant under the Plan for application by the successor as provided herein. Notwithstanding the foregoing, this action will not have any retroactive effect that would prejudice your interests.

          Any amendment, suspension, modification or termination of the Plan will not affect your rights as a stockholder in any way, and any “book-entry” shares you own will continue to be credited to your account with the Plan administrator unless you specifically request otherwise.

          If your Plan account balance falls below one full share, the Plan administrator reserves the right to liquidate your Plan account and remit the proceeds, less any applicable fees, to you at your address of record and to terminate your participation in the Plan.

32.      What law governs the Plan?

          The Plan is governed by the laws of the State of Maryland.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH PARTICIPATING IN THE PLAN

          The following is a brief summary of the material federal income tax considerations applicable to the Plan, which is for general information only and is not tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended, or the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change. We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service regarding the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor (including insurance companies, tax-exempt organizations, entities treated as pass-through entities for U.S. federal income tax purposes, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) that is subject to special treatment under the federal income tax laws.

Tax Consequences of Dividend Reinvestment and Optional Cash Payments.

          Dividends you receive on shares of our common stock that you hold in the Plan and which are reinvested in newly issued shares will be treated for federal income tax purposes as a taxable stock distribution to you. Accordingly, you will receive taxable dividend income in an amount equal to the fair market value of the shares of our common stock that you receive on the date we pay dividends to the extent we have current or accumulated earnings and profits for federal income tax purposes. We intend to take the position that the fair market value of the newly issued shares purchased with reinvested dividends equals the average of the high and low NYSE prices of our common stock on the related date we pay dividends. The treatment described above will apply to you whether or not the shares are purchased at a discount. On the other hand, dividends you receive on shares of our common stock that you hold in the Plan, which are reinvested in shares of our common stock purchased by the Plan administrator in the open market or in privately negotiated transactions, will be treated for federal income tax purposes as a taxable cash distribution to you in an amount equal to the purchase price of such shares to the extent that we have current or accumulated earnings and profits for federal income tax purposes. The portion of a distribution you receive that is in excess of our current and accumulated earnings and profits will not be taxable to you if this portion of the distribution does not exceed the adjusted tax basis of your shares. However, you will be required to reduce the basis in your existing shares by the amount of such excess. If a portion of your distribution exceeds the adjusted tax basis of your shares, that portion of your distribution will be taxable as a capital gain. If we properly designate a portion of your distribution as a capital gain dividend, then that portion will be reportable as a capital gain. Capital gains will be taxed to you at a 15% or 25% income tax rate, depending on the tax characteristics of the assets which produced such gains, and on certain other designations, if any, that we may make.

          The Internal Revenue Service has indicated in somewhat similar situations that a participant who participates in the dividend reinvestment portion of the Plan and makes an optional cash purchase of common stock under the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. The fair market value will equal the average of the high and low NYSE prices of our common stock on the applicable investment date. Any distributions which the participant is treated as receiving, including the discount, would be taxable income or gain or would reduce his or her basis in common stock, or some combination thereof, under the rules described above.

          Under the Plan, we will bear any trading fees or brokerage commissions related to the acquisition of, but not the sale of, shares of our common stock. Brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants in a dividend reinvestment plan or pursuant to the optional cash purchase features of a plan are generally treated as constructive distributions to the participants, and the payment of these fees or commissions is generally subject to income tax in the same manner as distributions and includable in the participant’s cost basis of the shares purchased. Accordingly, to the extent that we pay brokerage commissions with respect to any open market or privately negotiated purchases made with reinvested dividends or optional cash purchases by the Plan administrator, participants will generally be treated as receiving their proportionate amount of the commissions as distributions in addition to the amounts described above.

          Your tax basis in your shares of common stock acquired under the dividend reinvestment features of the Plan will generally equal the total amount of distributions you are treated as receiving, as described above. Your tax basis in your shares of common stock acquired through an optional cash purchase under the Plan will generally equal the total amount of distributions you are treated as receiving, as described above, plus the amount of the optional cash payment. Your holding period for the shares of our common stock acquired under the Plan will begin on the day following the date such shares were purchased for your Plan account. Consequently, shares of our common stock purchased in different quarters will have different holding periods.

Tax Consequences of Dispositions.

          You will not realize any gain or loss when you receive certificates for whole shares of our common stock credited to your account, either upon your request, when you withdraw from the Plan or if the Plan terminates. However, you will recognize gain or loss when you sell or exchange whole shares of our common stock acquired under the Plan. You will also recognize gain or loss when you receive a cash payment for a fractional share of our common stock credited to your Plan account when you withdraw from the Plan or if the Plan terminates. The amount of your gain or loss will equal the difference between the amount of cash you receive for your fractional shares of our common stock, net of any costs of sale paid by you, and your tax basis of such fractional shares.

          Backup Withholding and Information Reporting. In general, we are required to report to the Internal Revenue Service all actual and constructive dividend distributions to you, unless you are a corporation or other shareholder exempt from reporting requirements. Additionally, dividends are subject to backup withholding, currently at a 28% rate, unless you provide your taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certify that such number is correct, certify as to no loss of exemption from backup withholding, and meet certain other conditions, or otherwise establish an exemption. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts will generally be allowed as a refund or credit against the participant’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

          REIT Taxation. As an owner of shares of a REIT, you will be generally taxed on distributions made to you (not designated as capital gain dividends), to the extent of our earnings and profits, at ordinary tax rates of up to 35% (in the case of a shareholder who is an individual). Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends will generally not be eligible for the low 15% tax rate on dividends distributed by regular “C” corporations. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends will generally apply to:

●	your long-term capital gains, if any, recognized on the disposition of our shares;

●
our distributions designated as long-term capital gain dividends (except to the extent attributable to “unrecaptured Section 1250 gain,” in which case such distributions would continue to be subject to a 25% tax rate);

●	our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

●	our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

          We elected to be taxed as a REIT commencing with our first fiscal year. We intend to remain qualified as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed.

          If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year.

          The preceding paragraphs provide a summary of the complex federal income tax rules governing our taxation as a REIT. A more detailed discussion of the federal taxation of us and our stockholders is provided in our Annual Report on Form 10-K for the year ended December 31, 2008.

FOR FURTHER INFORMATION AS TO THE TAX CONSEQUENCES TO PARTICIPANTS IN THE PLAN, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR(S). THE ABOVE DISCUSSION IS BASED ON FEDERAL INCOME TAX LAWS AS IN EFFECT AS OF THE DATE HEREOF. ALL PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE IMPACT OF ANY FUTURE LEGISLATIVE PROPOSALS OR LEGISLATION ENACTED AFTER THE DATE OF THIS PROSPECTUS.

PLAN OF DISTRIBUTION

          Except to the extent the Plan administrator purchases shares of our common stock in the open market, we will sell directly to the Plan administrator the shares of our common stock acquired under the Plan. There are no brokerage commissions in connection with the purchases of such newly issued shares of our common stock.

          In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.

          Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver by such persons.

          You will only be responsible for a transaction fee and your pro rata share of trading fees and any brokerage commissions associated with your sales of shares of common stock attributable to you under the Plan. We will pay for all fees and commissions associated with your purchases under the Plan. Our common stock is listed on the NYSE under the symbol “OHI.”

          Pursuant to the Plan, we may be requested to approve optional cash purchases in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve this request, we will consider relevant factors including, but not limited to:

●	our need for additional funds;

●	the attractiveness of obtaining these funds by the sale of common stock under the Plan in comparison to other sources of funds;

●	the purchase price likely to apply to any sale of common stock;

●
the participant submitting the request, including the extent and nature of the participant’s prior participation in the Plan and the number of shares of common stock held of record by the participant; and

●	the aggregate number of requests for waiver that have been submitted by all participants.

          From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purpose of the Plan.

USE OF PROCEEDS

          We are unable to predict the number of shares of common stock that will ultimately be sold under the Plan, the prices at which such shares will be sold, or the number of such shares, if any, that will be sold by us from our authorized but unissued shares of common stock. Therefore, we cannot estimate the amount of proceeds to be received from the sale of such shares. To the extent that shares of common stock are sold from our authorized but unissued shares of common stock, the proceeds of such sales will be added to our general funds and will be used for funding of real estate investments or for general corporate purposes. If the Plan administrator purchases shares of our common stock in the open market pursuant to the terms of the Plan, we will not receive any proceeds.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law. Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

          The validity of the shares of common stock being offered hereby has been passed upon for us by Bryan Cave LLP, Atlanta, Georgia. In addition, Bryan Cave LLP, Atlanta, Georgia, has passed upon certain federal income tax matters.

EXPERTS

          Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

          The following table sets forth the costs and expenses to be paid by the Company in connection with the offering of the securities registered. All amounts are estimates except for the registration fee.

SEC Registration Fee	$5,762.05
Accounting Fees and Expenses	6,750
Legal Fees and Expenses	20,000
Printing Fees and Expenses	10,000
Miscellaneous	17,487.95

Total	$60,000

Item 15. Indemnification of Directors and Officers

          The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

          Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the charter, bylaws or the indemnification provisions thereunder). The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct. A director may not be indemnified for any proceeding brought by that director against the corporation, except to enforce an indemnification right, or if the corporation’s charter or an outside agreement provides otherwise.

          The registrant has also entered into indemnity agreements with the officers and directors of the registrant that provide that the registrant will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the registrant. Once an initial determination is made by the registrant that a director or officer did not act in bad faith or for personal benefit, the indemnification provisions contained in the charter, bylaws, and indemnity agreements would require the registrant to advance any reasonable expenses incurred by the director or officer, and to pay the costs, judgments, and penalties determined against a director or officer in a proceeding brought against them.

          Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 16. Exhibits

          The exhibits to this registration statement are listed in the Exhibit Index that immediately precedes such exhibits and is hereby incorporated by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

          (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (b) The for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on this 23rd day of September, 2009.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett
C. Taylor Pickett
Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints C. Taylor Pickett and Robert O. Stephenson, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto either of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 23, 2009.

Signature	Position

/s/ Taylor Pickett
C. Taylor Pickett	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert O. Stephenson
Robert O. Stephenson	Chief Financial Officer (Principal Financial Officer)

/s/ Michael D. Ritz
Michael D. Ritz	Chief Accounting Officer (Principal Accounting Officer)

/s/ Bernard J. Korman
Bernard J. Korman	Chairman of the Board of Directors

/s/ Thomas S. Franke
Thomas S. Franke	Director

/s/ Harold J. Kloosterman
Harold J. Kloosterman	Director

/s/ Edward Lowenthal
Edward Lowenthal	Director

/s/ Stephen D. Plavin
Stephen D. Plavin	Director

EXHIBIT INDEX

Exhibit Number	Description
5.1+	Opinion of Bryan Cave LLP regarding the legality of the securities being registered.

8.1+	Opinion of Bryan Cave LLP regarding certain tax matters.

23.1+	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2+	Consent of Bryan Cave LLP (included in Exhibit 5.1 and Exhibit 8.1).

24.1	Power of Attorney (included on signature page) of the registration statement.

99.1+	Initial Enrollment Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

99.2+	Enrollment Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

99.3+	Direct Debit Authorization Form for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

99.4+	Form of Request for Waiver for Omega Healthcare Investors, Inc. Dividend Reinvestment and Common Stock Purchase Plan.

+	Filed herewith.
*	To be filed by amendment or incorporated by reference in connection with any offering of securities.